Registration No. 333-_________
As filed with the Securities and Exchange Commission on April 3, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________
PAR PHARMACEUTICAL COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3122182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Tice Boulevard
Woodcliff Lake, New Jersey	07677
(Address of principal executive offices)	(Zip Code)

AMENDED AND RESTATED 1997 DIRECTORS’ STOCK AND DEFERRED FEE PLAN
(Full title of the plan)

Patrick G. LePore, Chairman, Chief Executive Officer and President
Par Pharmaceutical Companies, Inc.
300 Tice Boulevard
Woodcliff Lake, New Jersey 07677
(Name and address of agent for service)
(201) 802-4000
(Telephone number, including area code, of agent for service)

Copies of all communications to:

Whitney John Smith, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
599 Lexington Avenue
New York, New York 10022
(212) 536-3900

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $.01 per share	48,582 204,418 250,000	(2) $17.70(3)	$1,115,285.62 $3,618,198.60	$187.00

(1)
This Registration Statement also registers additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, the table below details the maximum offering price per share with respect to shares being registered hereunder that have been allocated to awards under the Amended and Restated 1997 Directors’ Stock and Deferred Fee Plan: (i) in the case of shares of Common Stock which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised, as listed below; and (ii) in the case of stock units (each unit of which is equivalent to one share of Common Stock), the fee is calculated on the basis of the fair market value (“FMV”) of the shares on the date of grant/award.

Date of Grant/Award	Exercise Price / FMV	No. of Outstanding Options / Stock Units	Maximum Offering Price
1/31/2007	$26.38	3,009	79,377.42
3/8/2007	24.72	7,500	185,400.00
4/2/2007	25.03	1,615	40,423.45
7/2/2007	28.55	1,620	46,251.00
10/1/2007	17.54	2,779	48,743.66
1/2/2008	23.83	2,413	57,501.79
1/7/2008	22.70	26,436	600,097.20
4/1/2008	17.91	3,210	57,491.10
TOTAL SHARES		48,582	$1,115,285.62

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on April 1, 2008.

EXPLANATORY NOTE

This Registration Statement is being filed to register an additional 250,000 shares of Par Pharmaceutical Companies, Inc. (the “Registrant’s”) Common Stock as a result of an increase in the number of shares of Common Stock issuable under the Amended and Restated 1997 Directors’ Stock and Deferred Fee Plan. The earlier Registration Statements on Form S-8 field by the Registrant with the Commission on November 25, 1998 (File No. 333-67949) and on July 1, 2003 (File No. 333-106685) are hereby incorporated by reference. This incorporation by reference is made pursuant to General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there have been filed Registration Statements on Form S-8 relating to the same employee benefit plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Commission on February 29, 2008;

2.	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2008, January 16, 2008 and February 29, 2008, respectively;

3.
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007 through the date hereof; and

4.
The description of the Registrant’s Common Stock contained in the Registration Statement filed by the Registrant under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Registrant's Amended and Restated 1997 Directors’ Stock and Fee Plan, each meeting the requirements of Section 10(a) of the Securities Act.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation, subject to the procedures and limitations stated therein, to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our certificate of incorporation and bylaws provide for indemnification of our directors and officers to the fullest extent permitted by Delaware law.

As permitted by Section 102 of the DGCL, our certificate of incorporation and bylaws provide that no director will be liable to the registrant or its stockholders for monetary damages for breach of certain fiduciary duties as a director, except to the extent that such elimination or limitation of liability is not permitted under the DGCL as in effect at the time of breach of such fiduciary duty.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. We maintain liability insurance covering our directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act, within the limits and subject to the limitations of our policies.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description

3.1
Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on May 9, 2003 (incorporated by reference to Exhibit 3.1 of the Registrant’s Report on Form 8-K, filed with the Commission on July 9, 2003).

3.2
Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on May 27, 2004 (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-8 filed on December 5, 2005, File No. 333-130140).

3.3
Certificate of Designations of Series A Junior Participating Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware on October 27, 2004 (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form S-8 filed on December 5, 2005, File No. 333-130140).

3.4	By-laws of the Registrant, as last amended on November 20, 2007 (incorporated by reference to Exhibit 3.01 of the Registrant’s Report on Form 8-K, dated November 21, 2007).

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP regarding the legality of the shares being registered hereunder (filed herewith).

23.1	Consent of Deloitte and Touche LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodcliff Lake, State of New Jersey, on this 3rd day of April, 2008.

PAR PHARMACEUTICAL COMPANIES, INC.

By:  /s/ Patrick G. LePore
Patrick G. LePore
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person, whose signature appears below, constitutes and appoints Patrick G. LePore and Thomas J. Haughey, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Capacity	Date

/s/ Patrick G. LePore Patrick G. LePore	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	April 3, 2008

/s/ Veronica A. Lubatkin Veronica A. Lubatkin	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	April 3, 2008

/s/ John D. Abernathy John D. Abernathy	Director	April 3, 2008

/s/ Peter S. Knight Peter S. Knight	Director	April 3, 2008

/s/ Ronald M. Nordmann Ronald M. Nordmann	Directo	April 3, 2008

/s/ L. William Seidman L. William Seidman	Director	April 3, 2008

/s/ Melvin Sharoky Melvin Sharoky	Director	April 3, 2008

/s/ Joseph E. Smith Joseph E. Smith	Director	April 3, 2008

EXHIBIT INDEX

Exhibit No.	Description

3.1
Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on May 9, 2003 (incorporated by reference to Exhibit 3.1 of the Registrant’s Report on Form 8-K, filed with the Commission on July 9, 2003).

3.2
Certificate of Amendment of Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on May 27, 2004 (incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-8 filed on December 5, 2005, File No. 333-130140).

3.3
Certificate of Designations of Series A Junior Participating Preferred Stock of the Registrant, as filed with the Secretary of State of the State of Delaware on October 27, 2004 (incorporated by reference to Exhibit 3.3 of the Registration Statement on Form S-8 filed on December 5, 2005, File No. 333-130140).

3.4	By-laws of the Registrant, as last amended on November 20, 2007 (incorporated by reference to Exhibit 3.01 of the Registrant’s Report on Form 8-K, dated November 21, 2007).

5.1	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP regarding the legality of the shares being registered hereunder (filed herewith).

23.1	Consent of Deloitte and Touche LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of Kirkpatrick & Lockhart Preston Gates Ellis LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page to this Registration Statement).